UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed By a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to §240.14a-12

FREESCALE SEMICONDUCTOR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the Appropriate Box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

September 15, 2006

TO:	All Freescale Employees

Earlier today we made an important announcement. Freescale reached an agreement with a consortium of private equity firms to be acquired for $40 per Freescale share in cash, in a transaction with a total equity value of $17.6 billion.

The practical effect of having a private equity consortium acquire Freescale is that we will change from being a publicly traded company to a private company. We believe that being a private company will provide a number of benefits for our stockholders, our employees and our customers. As a private company we will have significant flexibility to manage our business and the ability to make faster decisions.

In addition, as you saw in the press release, our stockholders will receive a premium price for their shares. This value is largely a tribute to the world-class employee and management team at Freescale, which is responsible for establishing Freescale as a leader in our industry and underscores the exceptional progress we have made together in the two years since our IPO.

We believe private owners view us as an attractive investment opportunity because of our solid business strategy, our talented employees and skilled management team and our industry leadership position.

We do not contemplate major changes to either our organizational or leadership structure, and we will remain committed to meeting and surpassing the expectations of our customers. While Freescale is changing its ownership, we will not compromise our energy and passion with respect to technology innovation and customer focus.

In the coming weeks, the company will file a preliminary proxy statement with the Securities and Exchange Commission. I encourage you to read the proxy statement once it is made public. When the SEC’s review is complete, our stockholders will be asked to vote their approval of the transaction. The transaction is subject to stockholder and regulatory approvals, and the satisfaction of customary closing conditions.

In addition, it is important to note that the definitive agreement contains a provision under which Freescale may solicit and respond to alternative proposals from third parties. There can be no assurance that any alternative proposal will emerge, but we wanted you to be aware that this potential exists.

The following Q&A will address many of your questions.

I am proud of your hard work, which has helped transform Freescale over the past two years. As we have improved our performance and continued to innovate, we have created substantial value for our stockholders. As a team, we have tremendous profitable growth opportunities ahead of us, and, together, we will continue to extend our leadership position in the semiconductor industry.

Sincerely,

Michel Mayer

Chairman and Chief Executive Officer

Going Private Q&A

Q.	What does it mean to “go private?”

When a company “goes private,” its stock is no longer publicly traded on the open market. It is owned by a small group of private investors, often private equity firms, rather than public stockholders.

Q.	What are the benefits of going private?

Going private can provide value for a company’s stockholders who receive cash in return for the stock that they hold. Private companies are able to take a longer-term view and have greater flexibility to manage their business.

Q.	How is being a private company different from being a public company?

Private companies do not have stock that is publicly traded on the open market.

Q.	What is a private equity firm?

A private equity firm raises private capital from institutions and other investors and invests that capital in both public and private companies across all industries. They can own either a portion of the company or the entire company. When they make an investment, private equity firms typically finance a portion of the purchase price through debt.

Q.	What is a leveraged buyout?

A leveraged buyout, or LBO, is the purchase of all of the stock of a publicly traded company for cash. The cash for the purchase comes from a combination of cash invested by the private equity firms and cash raised through borrowings. The interest on the bank debt and bond debt is paid out of the company’s future cash flow.

Q.	What is debt financing?

Debt financing refers to the process of borrowing that money from banks and other financial institutions to help finance private equity investments.

Q.	What is a definitive merger agreement?

A definitive merger agreement or a purchase agreement is the document that defines the final terms between the parties in a merger transaction.

Q.	What is a fairness opinion?

A fairness opinion is the professional opinion of an investment bank regarding the fairness of a price offered in a transaction.

Q.	What is a break-up fee?

A break-up fee is a fee paid by one party to another during a transaction if a pending deal is terminated.

Q.	What are closing conditions?

Closing conditions are provisions in a merger agreement that must be satisfied before a transaction can legally be completed. Common conditions include regulatory or antitrust approvals, stockholder approvals and other more technical or operations requirements relating to the company’s business or financial performance.

Q.	What does closing mean?

Closing refers to the legal completion of a proposed transaction.

Q.	When do you expect this transaction to close?

We currently anticipate the transaction to be completed during the first quarter of 2007.

# # #

About the Transaction

In connection with the proposed merger, Freescale will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Freescale Semiconductor, Inc. at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free by directing such request to Freescale Investor Relations, USA, telephone: (512) 895-2454 or on the company’s website at www.freescale.com/investor.

Freescale and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of such directors and executive officers is included in Freescale’s Proxy Statement for its 2006 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 10, 2006, and information concerning all of Freescale’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s Web site at www.sec.gov and from Freescale Investor Relations, USA, telephone: (512) 895-2454 or on the company’s website at www.freescale.com/investor.